Press Release	6714 Pointe Inverness Way, Suite 200
March 25, 2004	Fort Wayne, IN 46804-7932
260.459.3553 Phone
260.969.3590 Fax
www.steeldynamics.com

Steel Dynamics Comments on GM Lawsuit

FORT WAYNE, INDIANA, March 25, 2004–Steel Dynamics, Inc. (NASDAQ: STLD) today commented on the lawsuit which General Motors Corporation filed against SDI on Thursday, March 18, 2004 in an Oakland County (Pontiac) Michigan state court. In that lawsuit, GM claims that SDI has breached a contractual obligation to GM to sell GM approximately 50,000 tons of steel during 2004 at certain pre-established prices.

Steel Dynamics denies that there is any legally binding contract between the parties that obligates SDI to provide GM with the steel in dispute. “The press and wire service reports have created a misimpression regarding SDI’s position, largely as a result of factual inaccuracies in GM’s court papers,” said Keith Busse, Steel Dynamics’ President and Chief Executive Officer. “Our position with GM has been clear from the outset–that there is simply no binding contractual obligation on SDI’s part to supply GM with the steel it wants at the price it wants to pay, and we look forward to vindicating our position in court.”

Steel Dynamics is currently shipping steel to GM, and GM, under a reservation of rights, is paying the additional scrap surcharges, pending resolution of the commercial dispute.

A company spokesperson stated that the dollar amount involved in this dispute is not material. The price differential for the steel in dispute between the prices GM claims to be applicable and SDI’s pricing is estimated to be something short of $4 million pre-tax.

Forward Looking Statements

This press release contains predictive statements about future events. These statements are intended to be made as “forward-looking,” subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. Such predictive statements are not guarantees of future performance, and actual results could differ materially from our current expectations.

We refer you to SDI’s detailed explanation of the many factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K and in other reports which we from time to time file with the Securities and Exchange Commission, available publicly on the SEC’s Web site, www.sec.gov and on the company’s Web site, www.steeldynamics.com.

Contact: Tracy Shellabarger, Chief Financial Officer, (260) 459-3553